Exhibit 10.18

VWR International, Inc.

1310 Goshen Parkway, West Chester, PA  19380

610/431-1700/ www.vwr.com

December 29, 2004

Ms. Gloria Keesee

573 Plainfield Avenue

Berkeley Heights, NJ  07922

Dear Gloria:

I am pleased to confirm the terms of the offer of employment to you at VWR International, Inc.’s (“VWR”) offices in West Chester, Pennsylvania.  The offer is as follows:

Position:	Senior Vice President, Chief Information Officer

Salary:	$250,000 per year, payable in installments on VWR’s regular payroll dates.

Start Date:	March 7, 2005.

Annual Bonus:	You will be eligible to participate in VWR’s management incentive program with a maximum bonus potential of 75% of base salary prorated from hire date.

Stock Purchase:

Sometime during April of next year you will be provided the opportunity to purchase up to 2,500 shares of common stock of CDRV Investors, Inc. (the parent company of VWR) for the then current fair market value of such stock. Our Board of Directors will determine the fair market value of the shares prior to April in accordance with its normal practices. Your purchase shall be made pursuant to a management stock subscription agreement similar to those in effect for other management employees.

This subscription agreement will state the terms and conditions upon which your shares are subject to repurchase in the event of your termination of employment.

Stock Options:	Two options are granted with each share of common stock that you purchase. Options are service based and vest in five equal installments of 20% on each of the first five anniversaries of the date you are granted the options (i.e., if you start employment with us in December and are granted 100 options in April of 2005, 20 options will vest in April 2006, 20 more will vest in April 2007, etc.). Your options will generally remain exercisable for a period of 10 years from the date of grant, although your options will expire earlier if you terminate employment with us.

Benefits:	You will be entitled to participate in all health, welfare and other similar benefits available to associates of VWR.

Housing:	You are eligible for relocation consistent with VWR Policy. In addition, you will receive up to 9 months of short-term housing.

Other:	If you sustain loss with respect to your most recent relocation provided to you by Cardinal Health due to your acceptance of employment with VWR, VWR will cover up to $45,000 of the loss.

Additional terms:

This offer is contingent upon your not being subject to any contract that would be violated by your employment with VWR; and your successful completion of a physical and drug/alcohol screening prior to your start date.

Gloria, we are excited to have you join our team. If you have any questions, please do not hesitate to call me.

Sincerely,

/s/ WALTER W. ZYWOTTEK
Walter W. Zywottek

c:                                       Chuck Canfield

Accepted And Agreed

/s/ GLORIA KEESEE	1/5/05
Name	Date